For Immediate Release

Ferro Reports 2008 Third-Quarter Results

•	Net sales of $608.6 million

•	Total segment income of $48.8 million

•	Diluted earnings of 11 cents per share

•	Completed $172.5 million convertible notes offering

CLEVELAND, Ohio – November 5, 2008 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $608.6 million for the quarter ended September 30, 2008, up 11 percent from net sales of $550.7 million in the third quarter of 2007.

Income from continuing operations for the 2008 third quarter was $4.9 million, or $0.11 per diluted share, compared with $5.6 million, or $0.12 per diluted share, in the third quarter of 2007. Income from continuing operations declined primarily as a result of higher selling, general and administrative expenses, a loss on the extinguishment of debt resulting from bond refinancing actions, and higher restructuring charges. Partially offsetting these higher costs were increased gross profit and lower interest expense. Income from continuing operations for the third quarter of 2008 included net pre-tax expenses of $17.9 million primarily related to restructuring charges, the loss on extinguishment of debt, and corporate development activities. In the third quarter of 2007, income from continuing operations included net pre-tax expenses of $6.5 million primarily related to restructuring charges.

“Our third-quarter results continued the momentum built throughout 2008, with growth in net sales and segment income,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Despite a deteriorating economic environment, the initiatives that we began in 2006 to rationalize our manufacturing assets and improve our business processes continue to generate positive results. We were successful in our sale of the Fine Chemicals business, and we are investing in our growth businesses, as evidenced by the construction of our latest solar pasting facility in Suzhou, China. We remain committed to our long-term goals, including completing our manufacturing restructuring and improving profitability, even as we focus our near-term efforts on controlling costs and discretionary spending.”

Price increases and changes in foreign exchange were the most significant drivers of sales growth during the quarter. Price increases during the quarter included higher precious metal costs, which are passed through to customers as higher product prices. Changes in foreign currency exchange rates accounted for approximately one-third of the sales increase. Volume was a negative contributor to sales in the quarter, as increased sales volume of electronic materials and tile coating products was more than offset by volume declines in other product lines.

In the 2008 third quarter, sales growth was strongest in the Electronic Materials segment, driven by conductive pastes used by solar cell manufacturers. Increased precious metal costs contributed to the sales increase. Sales also increased in Performance Coatings, Polymer Additives and Other Businesses primarily as a result of a combination of increased prices and foreign currency exchange rates, partially offset by lower sales volume. Sales in Color and Glass Performance Materials increased slightly as favorable changes in foreign currency exchange rates were largely offset by lower sales volume. Sales in Specialty Plastics declined as a result of lower demand from customers in the automotive, appliance and housing markets.

Gross profit percentage was 18.7 percent of sales for the third quarter of 2008, compared with 18.2 percent of sales in the third quarter of 2007. Gross profit for the 2008 third quarter was reduced by $1.5 million primarily as a result of asset write-offs and manufacturing rationalization activities. During the third quarter of 2007, gross profit was negatively impacted by charges of $0.5 million primarily related to manufacturing rationalization.

Selling, general and administrative (SG&A) expense was $78.3 million in the third quarter of 2008, or 12.9 percent of sales. Included in the 2008 third-quarter SG&A expense were charges totaling $1.9 million, primarily related to corporate development activities, partially offset by an insurance settlement. SG&A expense in the third quarter of 2007 was $71.1 million, or 12.9 percent of sales. There were no significant special charges included in the 2007 third-quarter SG&A expense.

Total segment income for the 2008 third quarter was $48.8 million, compared with $36.3 million in the third quarter of 2007. The increase in total segment income reflected improved performance across a number of segments. Segment income increased in Electronic Materials as a result of higher sales volume, improved product mix and benefits from prior-period restructuring and other manufacturing cost improvements. Income increased in Performance Coatings largely as a result of lower manufacturing costs, successful value pricing and reduced SG&A expense, partially offset by higher raw material costs. Increased income in the Polymer Additives segment was driven by product price improvements and lower manufacturing costs that offset raw material cost increases. Segment income declined in Color and Glass Performance Materials primarily as a result of higher manufacturing costs, lower sales volume and an increased bad debt allowance, partially offset by lower SG&A expense. Specialty Plastics income declined as a result of lower manufacturing volume and higher raw material costs that were not fully offset by value pricing initiatives and cost control actions. Segment income increased in Other Businesses as a result of increased sales volume of pharmaceutical products and lower SG&A expense.

Restructuring charges were $9.0 million for the 2008 third quarter, an increase from $5.8 million in the prior-year period. The increased charges were primarily the result of restructuring initiatives in Europe in the Performance Coatings and Color and Glass Performance Materials segments.

Interest expense for the 2008 third quarter was $12.5 million, compared with $14.5 million in the 2007 third quarter. The lower interest expense was the result of lower interest rates on the Company’s variable-rate borrowings and term loans, partially offset by higher borrowing levels. During the third quarter, the Company successfully placed $172.5 million of its 6.50% Convertible Senior Notes, due 2013. In August and September, the Company purchased all of its 9 1/8% Senior Notes, due 2009, for $205.3 million, including call premiums and tender costs, and recorded a loss of $5.5 million, including unamortized fees and discounts.

Income tax expense for the three months ending September 30, 2008 was $1.6 million or 24.7% of pre-tax income compared with $3.5 million, or 38.3% of pre-tax income, in the third quarter of 2007. The reasons for the decrease in the effective tax rate were a change in the mix of income by country and a decrease in the U.S. tax cost on foreign dividends.

Total debt on September 30, 2008 was $609.4 million, an increase of $83.3 million from the end of 2007. The Company had net proceeds of $75.0 million from its U.S. accounts receivable securitization program as of the end of the 2008 third quarter, compared with $54.6 million at the end of 2007. The Company also had $28.8 million in net proceeds from similar programs outside the U.S. at the end of the quarter, compared with $42.1 million at the end of 2007. The increase in total debt was driven by increased working capital requirements resulting from higher sales, foreign currency exchange rate changes, and costs related to the 2008 third-quarter refinancing activities.

On November 4, the Company announced it had closed the U.S. portion of the sale of its Fine Chemicals business for $52 million. Additional proceeds of $8 million will be held in escrow until the completion of an equity transfer related to the business’ manufacturing facilities in Suzhou, China.

Outlook

The Company expects 2008 fourth-quarter net sales to be between $500 million and $550 million, compared with net sales of $571 million recorded in the fourth quarter of 2007. The sales estimate incorporates the sale of Ferro’s Fine Chemicals business during the quarter. The sales estimate for the fourth quarter is consistent with current foreign exchange rates, the Company’s cautious outlook for worldwide economic activity, and an estimate of the impact of recent credit market tightening on overall consumer and industrial demand. The sales decline also is the result of expected weaker customer demand, principally in the United States and Western Europe.

Net income per share in the 2008 fourth quarter is expected to be in the range of 33 to 38 cents per share, including an estimated gain of 31 cents per share from the sale of the Fine Chemicals business. Also included in the fourth-quarter earnings estimate are charges of approximately 13 cents per share primarily related to the Company’s ongoing manufacturing rationalization activities. Net loss per share in the fourth quarter of 2007 was $2.59 per share, including charges of approximately $2.71 per share, primarily related to an impairment of goodwill recorded during the quarter.

Conference Call

The Company will host a conference call to discuss its 2008 third-quarter financial results, fourth-quarter earnings estimates, and general business outlook on Thursday, November 6, 2008, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on November 6 through 9 p.m. Eastern time on November 13. To access the replay, dial 800-879-2780 if calling from the United States or Canada, or dial 402-220-4711 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials, and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macroeconomic circumstances and uncertainties in credit markets.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended September
	September 30,		30,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$608,588	$550,701	$1,866,240	$1,634,064

Cost of sales	494,577	450,553	1,515,526	1,319,609

Gross profit	114,011	100,148	350,714	314,455

Selling, general and admin expenses	78,274	71,069	238,122	234,212
Restructuring charges	9,042	5,826	22,280	7,689
Other expense (income):
Interest expense	12,497	14,488	39,740	46,220
Interest earned	(213)	(271)	(484)	(1,425)
Loss on extinguishment of debt	5,531	0	5,531	0
Foreign currency transactions, net	1,660	(10)	769	924
Miscellaneous (income) expense, net	727	(13)	4,659	(399)

Income before income taxes	6,493	9,059	40,097	27,234
Income tax expense	1,605	3,472	16,688	10,814

Income from continuing operations	4,888	5,587	23,409	16,420

Loss from discontinued operations, net of tax	57	2	73	216

Net income	4,831	5,585	23,336	16,204

Dividends on preferred stock	225	252	675	797

Net income available to common shareholders	$4,606	$5,333	$22,661	$15,407

Per common share data:
Basic earnings
From Continuing Operations	$0.11	$0.12	$0.53	$0.36
From Discontinued Operations	0.00	0.00	0.00	0.00

	$0.11	$0.12	$0.53	$0.36

Diluted earnings
From continuing operations	$0.11	$0.12	$0.52	$0.36
From discontinued operations	0.00	0.00	0.00	0.00

	$0.11	$0.12	$0.52	$0.36

Cash dividends declared	$0.145	$0.145	$0.435	$0.435

Shares outstanding:
Basic	43,266,031	43,030,078	43,225,691	42,881,251
Diluted	43,523,483	43,112,632	43,309,365	42,949,311
End of Period	43,743,117	43,510,847	43,743,117	43,510,847

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Nine Months Ended
(Dollars in thousands)	Ended September 30,		September 30,
	2008	2007	2008	2007
Segment Net Sales
Performance Coatings	$162,523	$153,742	$501,819	$451,058
Electronic Materials	155,122	116,645	452,317	338,412
Color and Glass Perf. Materials	115,013	113,575	374,083	329,195
Polymer Additives	93,081	85,230	284,107	252,903
Specialty Plastics	58,097	62,236	183,499	198,994
Other Businesses	24,752	19,273	70,415	63,502

Total Segment Net Sales	$608,588	$550,701	$1,866,240	$1,634,064

Segment Income
Performance Coatings	$12,135	$8,449	$34,400	$29,947
Electronic Materials	17,095	8,522	43,527	19,534
Color and Glass Perf. Materials	9,712	11,727	40,695	39,462
Polymer Additives	4,385	3,417	11,703	10,576
Specialty Plastics	2,796	3,586	7,520	10,961
Other Businesses	2,645	593	7,405	7,982

Total Segment Income	48,768	36,294	145,250	118,462

Unallocated corp. expenses	13,031	7,215	32,658	38,219
Restructuring charges	9,042	5,826	22,280	7,689
Other expense, net	20,202	14,194	50,215	45,320

Income before income taxes from continuing operations	$6,493	$9,059	$40,097	$27,234

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$14,524	$12,025
Accounts and trade notes receivable, net	253,183	245,369
Note receivable from Ferro Finance Corp.	29,708	29,577
Inventories	306,254	262,799
Deferred income taxes	23,549	15,764
Other receivables	52,500	33,419
Other current assets	7,412	8,239

Total current assets	687,130	607,192

Property, plant & equipment, net	506,382	519,959
Goodwill	290,088	291,070
Amortizable intangible assets, net	11,899	9,071
Deferred income taxes	99,210	100,935
Other non-current assets	112,581	110,033

Total assets	$1,707,290	$1,638,260

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$7,372	$5,444
Accounts payable	263,189	269,591
Income taxes	23,926	0
Other current liabilities	123,521	135,297

Total current liabilities	418,008	410,332

Long-term debt, less current portion	601,997	520,645
Postretirement and pension liabilities	130,151	140,988
Deferred income taxes	9,416	9,848
Other non-current liabilities	53,068	56,644

Total liabilities	1,212,640	1,138,457

Minority Interests	10,318	9,896
Series A convertible preferred stock	12,517	13,623

Shareholders’ equity	471,815	476,284

Total liabilities and shareholders’ equity	$1,707,290	$1,638,260

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2008	2007	2008	2007

Cash flows from operating activities
Net income	$4,831	$5,585	$23,336	$16,204
Depreciation and amortization	19,526	19,833	57,770	63,825
Impairment and restructuring charges
Deposits for precious metals	0	0	0	70,073
Changes in other current assets and liabilities, net	(29,642)	26,601	(69,663)	(21,072)
Other adjustments, net	487	(552)	(9,532)	(7,701)

Net cash (used for) provided by continuing operations	(4,798)	51,467	1,911	121,329
Net cash (used for) provided by discontinued operations	(57)	(3)	(73)	(48)

Net cash used for operating activities	(4,855)	51,464	1,838	121,281

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(17,233)	(12,326)	(51,805)	(43,247)
Proceeds from sale of assets and businesses	276	740	586	2,704
Other investing activities	(3,400)	(308)	(3,064)	551

Net cash used for investing activities	(20,357)	(11,894)	(54,283)	(39,992)

Cash flow from financing activities
Net borrowings (repayments) under short term credit facilities	(1,376)	(11,590)	2,102	(740)
Proceeds from convertible notes	172,500	0	172,500	0
Proceeds from revolving credit facility	326,093	181,872	756,440	592,167
Proceeds from term loan facility	0	0	0	55,000
Extinguishment of 9 1/8% notes	(205,269)	0	(205,269)	0
Principal payments on revolving credit facility	(258,153)	(193,215)	(638,227)	(700,864)
Debt issue costs paid	(5,462)	303	(5,462)	(1,783)
Principal payments on term loan facility	(762)	(762)	(8,689)	(2,287)
Proceeds from exercise of stock options	58	984	58	9,217
Cash dividends paid	(6,522)	(6,529)	(19,558)	(19,570)
Other financing activities	5,702	(3,117)	1,464	(4,442)

Net cash (used for) provided by financing activities	26,809	(32,054)	55,359	(73,302)
Effect of exchange rate changes on cash and cash equivalents	(463)	510	(415)	849

Increase in cash and cash equivalents	1,134	8,026	2,499	8,836
Cash and cash equivalents at beginning of period	13,390	17,795	12,025	16,985

Cash and cash equivalents at end of period	$14,524	$25,821	$14,524	$25,821

Cash paid during the period for:
Interest	$19,754	$18,245	$46,247	$46,925
Income taxes	$3,136	$4,613	$8,379	$11,387

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months		Nine Months Ended
(Dollars in thousands)	Ended September 30,		September 30,
	2008	2007	2008	2007

Performance Coatings	$162,202	$153,742	$501,099	$451,058
Electronic Materials	77,930	69,578	219,227	194,077
Color and Glass Performance Materials	108,067	102,977	347,151	300,092
Polymer Additives	93,082	85,230	284,107	252,903
Specialty Plastics	58,097	62,236	183,499	198,994
Other Businesses	24,752	19,273	70,415	63,502

Total net sales excluding precious metals	524,130	493,036	1,605,498	1,460,626

Sales of precious metals	84,458	57,665	260,742	173,438

Total net sales	$608,588	$550,701	$1,866,240	$1,634,064

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.